EXHIBIT 10.2

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered this 17th day March, 2004 by and between Source Direct, Incorporated, an Idaho corporation (hereafter “SDRT”), and Marden Distribution, Inc., an Arkansas corporation (hereafter “MDI”).

WHEREAS, SDRT has developed a line of in home cleaning products, e.g.,  “WOW”, “Stain Pen”, etc.; and

WHEREAS, SDRT wishes to retain MDI for the purpose of facilitating the retail sales and distribution of its products into certain specific locations;

NOW, THEREFORE, based upon their respective promises and representations, the parties agree as follows:

1.

Representations of SDRT. SDRT is a duly organized corporation, in good standing and authorized to conduct its business in the United States.  SDRT is the owner of all intellectual property rights associated with its products and has completed sufficient due diligence relative to its products to assure all third parties of the safety and reliability of said products.  SDRT, to the best of its knowledge, is fully able to distribute and sell its products to all third parties without restriction.

2.

Representations of MDI. MDI is a duly organized corporation, in good standing and authorized to conduct its business in the United States.  MDI is an authorized vendor for Wal-Mart, Sam’s Club, and ACE Hardware, among others.  MDI has reviewed the products manufactured by SDRT and, based upon its experience, believes that it can introduce and sell those products to its designated client base.

3.

The Products.  The products, which are the subject of this Agreement, include all products currently manufactured and packaged under the trade names of “WOW”, “Stain Pen” and others.  SDRT will also make products (derivatives of “WOW”, e.g., engine cleaner, upholstery cleaner, wheel cleaner, etc.) available for “private label” opportunities.  SDRT has secured all necessary authorizations for the sale, distribution and use of these products.

4.

Sales of Product.  MDI hereby agrees and undertakes to arrange for the sale to and distribution of the products through Wal-Mart, Sam’s Club, and ACE Hardware (corporate).  All sales shall be pursuant to terms and conditions agreeable to SDRT.

5.

Fulfillment.  SDRT shall supply and fill all orders at the wholesale level by direct shipment per invoice and instructions to be provided by MDI.  Unless otherwise agreed, this fulfillment shall be by drop shipment, FOB point of origin, to the retailer or designated distribution center.

6.

Compensation.  For its efforts as set forth herein, MDI shall be paid a sales commission of eight percent (8%) of the gross “sell-in” to each named retailer.  (“Gross sell-in” shall be defined as the wholesale cost of goods to the retailer plus eight (8%) percent.)  Commissions shall be paid monthly, in arrears, based upon sales verified by general accounting principals.  MDI shall continue to receive compensation so long as the SDRT products established in the retail locations of Wal-mart, Sam’s club and ACE Hardware are carried for sale to the general public.  After termination of this agreement, compensation shall continue based upon the previous year’s compensation, or actual sales, whichever is less.

7.

Liability.  SDRT shall, at all times, have in full force and effect, product liability insurance relative to the product.  SDRT shall save and hold MDI harmless form any and all liability that may arise through the use of the product.

8.

Terms.  SDRT shall provide product to the various retailers on terms and conditions generally accepted in their business community.  For established credit accounts, the terms shall be no less than 30 days net.  Other terms shall be offered as the parties may agree.  All sales terms are contingent on the financial ability of SDRT to provide such financing.

9.

Intellectual Property.  Nothing in this Agreement shall be deemed to grant or convey any of the intellectual property rights of SDRT to MDI.  Nor shall MDI, by virtue of this Agreement, have any claim, right or entitlement against the intellectual property rights of SDRT relative to the products.

10.

Costs of Marketing.  Except as otherwise agreed or as set forth in this Agreement, all costs and expenses associated with the marketing and distribution of the products shall be borne by MDI>  Any sales personnel, administrative staff, fulfillment facility, agents or other employees utilized by MDI shall be the sole and exclusive responsibility of MDI unless the parties otherwise agree in writing.  No such personnel shall be considered an employee of SDRT.

11.

Taxes, Insurance, Etc. Each of the parties shall be solely and exclusively responsible for their respective taxes, insurance, license fees, and the like incurred in the operation of their businesses.  Neither shall be entitled to set off, reduction or other contribution from the other for such expenses.

12.

Exclusivity.  The marketing and distribution rights granted herein by SDRT to MDI shall be exclusive to Wal-Mart, Sam’s Club and ACE hardware (corporate) for one hundred eighty (180) days from the date hereof.  Continued exclusivity is contingent only on market penetration and market expansion through the efforts of MDI.  After one hundred eighty (180) days, the parties shall evaluate sales and market penetration, set reasonable quarterly goals, and develop strategy for maintenance of established accounts.  Exclusivity shall continue so long as maintenance and goals are achieved within generally accepted commercial limits.

13.

Non-compete.  During the term hereof, including any extensions, MDI will not, without the express written consent of SDRT, represent or sell to the designated retailers, products which directly compete with those offered by or through SDRT.

14.

Confidentiality.  During the term hereof, and any extensions, each of the parties shall keep non-public information of the other in strictest confidence.  Each of the parties shall observe the principles of non circumvention, as that term is generally defined in the business community.

15.

Assignment.  Either party may assign its rights herein subject to the consent of the other, which consent shall not unreasonably be with held.  Assignment of any rights herein shall not constitute a novation nor relieve the assigning party of any responsibility or liability, unless otherwise agreed in writing by the other party.

16.

Duration.  This Agreement shall become effective as of the date of signing and remain in full force and effect for three years.  Unless either party provides written notice prior to sixty days from the expiration of these Agreements, this Agreement shall automatically be extended for an additional three years.  Thereafter, subject to written sixty days cancellation notice, this Agreement shall be extended from year to year.

17.

Good Faith.  The parties have entered this Agreement in good faith and for the purposes set forth herein.  Each of the parties shall use its best efforts to promote the general business welfare of the parties and to accomplish the goals and objectives of the parties as contemplated herein.

18.

Governing Law.  This Agreement shall be governed and interpreted by the laws of the State of Idaho.

19.

Alternative Dispute Resolution.  Any dispute or disagreement arising between the parties shall be resolved by alternative dispute resolution. If the parties cannot agree upon a specific form of alternative dispute resolution, the matter shall be submitted for binging arbitration in accordance with the rules and regulations of the American Arbitration Association.  The State of Idaho shall be the exclusive venue for any dispute resolution, unless otherwise agreed in writing by both parties.

20.

Entire Agreement.  This is the entire of the agreements between the parties.  Any additions, deletions, amendments, modification or change must be in writing, signed by both parties, to be enforceable.

IN WITNESS WHEREOF, each of the partiers, with full corporate knowledge and responsibility, by and through their authorized representatives, have signed this Agreement, consisting of three type written pages (inclusive of signatures), as of the date first above recorded.

MARDEN DISTRIBUTION, INC.

SOURCE DIRECT, INC.

/s/ Mark Miller_________________

/s/ Deren Smith

By: Mark Miller

By: Deren Smith

Its President

Its President